Exhibit 99.2

NEWS RELEASE

Contacts:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Clarification of Extension Announcement

Bensalem, Pennsylvania, September 17, 2008:

Orleans Homebuilders, Inc. (AMEX: OHB) announced on September 15, 2008 that it had received an extension of the limited waiver received on May 9, 2008 from its lenders under the Company’s Amended and Restated Revolving Credit Agreement (the “Credit Facility”).  The effect of this waiver extension is to continue the period during which certain covenants in the Credit Facility are waived or replaced with modified covenants through and including September 29, 2008.

The waiver extension provides members of the Company’s lending group time to obtain formal approval of the amendment of the terms of the Credit Facility outlined in a non-binding term sheet dated September 11, 2008, which has been approved by the Company and recommended by certain lenders. The waiver extension also provides time for the Company and its lending group to complete and execute the documentation necessary for a formal amendment to the Credit Facility.

The formal amendment, when executed, is currently expected to provide for an amendment to and modification of the Credit Facility and its covenants through maturity, under terms acceptable to the Company.  While the Company currently expects that it and its lenders will enter into formal amendment documentation consistent with the terms set forth in the September 11, 2008 term sheet before the end of the extended waiver period, the Company can offer no assurance that it will be able to do so.

Jeffrey P. Orleans, Chief Executive Officer, stated that “We appreciate the continued support of our lending group in these challenging times.  We believe that the extension of the waiver period together with the term sheet demonstrates our lending groups’ confidence in our ability to continue to manage through the current homebuilding environment.  With our operating history of over 90 years in homebuilding, we believe this confidence is well placed.”

The Company currently anticipates having its fourth quarter earnings call and filing its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 on or before Monday, September 29, 2008.  A formal announcement of the fourth quarter earnings call date and time will follow.

Orleans Homebuilders, Inc. is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and Securities and Exchange Commission (“SEC”) filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated amendments to the Company’s Credit Facility, filing of the Company’s annual report on form 10-K and earnings call.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to successfully negotiate and enter into an amendment to its Credit Facility prior to the expiration of the waiver period on acceptable terms or at all.  These risks and uncertainties include the conditions in the credit markets, the reaction of the Company’s lenders to a request for an amendment to the Credit Facility, local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2008 filed with the SEC.